DEALER'S AGREEMENT
                        ------------------
     Midwest Group Financial Services, Inc. ("Underwriter") invites you, as a selected dealer, to participate as principal in the distribution of shares (the "Shares") of the mutual funds set forth on Schedule A to this Agreement (the "Funds"), of which it is the exclusive underwriter. Underwriter agrees to sell to you, subject to any limitations imposed by the Funds, Shares issued by the Funds and to promptly confirm each sale to you. All sales will be made according to the following terms:

     1. All offerings of any of the Shares by you must be made at the public offering prices, and shall be subject to the conditions of offering, set forth in the then current Prospectus of the Funds and to the terms and conditions herein set forth, and you agree to comply with all requirements applicable to you of all applicable laws, including federal and state securities laws, the rules and regulations of the Securities and Exchange Commission, and the Rules of Fair Practice of the National Association of Securities Dealers, inc. (the "NASD"), including Section 24 of the Rules of
Fair Practice of the NASD. You will not offer the Shares for sale in any state or other jurisdiction where they are not qualified for sale under the Blue Sky Laws and regulations of such state or jurisdiction, or where you are not qualified to act as a dealer.
Upon application to Underwriter, Underwriter will inform you as to the states or other jurisdictions in which Underwriter believes the Shares may legally be sold.

     2. (a) You will receive a discount from the public offering price ("concession") on all Shares purchased by you from Underwriter as indicated on Schedule A, as it may be amended by Underwriter from time to time.

          (b) In all transactions in open accounts in which you are designated as Dealer of Record, you will receive the concessions as set forth on Schedule A. You hereby authorize Underwriter to act as your agent in connection with all transactions in open accounts in which you are designated as Dealer of Record. All designations as Dealer of Record, and all authorizations of Underwriter to act as your Agent pursuant thereto, shall cease upon the termination of this Agreement or upon the investor's instructions to transfer his open account to another Dealer of Record. No dealer concessions will be allowed on purchases generating less than $1.00 in dealer concessions.

          (c) As the exclusive underwriter of the Shares, Underwriter reserves the privilege of revising the discounts specified on Schedule A at any time by written notice.

     3. Concessions will be paid to you at the address of your principal office, as indicated below in your acceptance of this Agreement.

     4. Underwriter reserves the right to cancel this Agreement at any time without notice if any Shares shall be offered for sale by you at less than the then current public offering prices determined by, or for, the Funds.

     5. All orders are subject to acceptance or rejection by Underwriter in its sole discretion. We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of Shares entirely.

     6. Payment shall be made to the Funds and shall be received by its Transfer Agent within five (5) business days after the acceptance of your order or such shorter time as may be required by law. With respect to all Shares ordered by you for which payment has not been received, you hereby assign and pledge to Underwriter all of your right, title and interest in such Shares to secure payment therefor. You appoint Underwriter as your agent to execute and deliver all documents necessary to effectuate any of the transactions described in this paragraph. If such payment is not received within the required time period, Underwriter reserves the right, without notice, and at its option, forthwith (a) to cancel the sale, (b) to sell the Shares ordered by you back to the Funds, or (c) to assign your payment obligation, accompanied by all pledged Shares, to any person. You agree that Underwriter may hold you responsible for any loss, including loss of profit, suffered by the Funds, its Transfer Agent or Underwriter, resulting from your failure to make payment within the required time period.

     7. No person is authorized to make any representations concerning Shares of the Funds except those contained in the current applicable Prospectus and Statement of Additional Information and in sales literature issued and furnished by Underwriter supplemental to such Prospectus. Underwriter will furnish additional copies of the current Prospectus and Statement of Additional Information and such sales literature and other releases and information issued by Underwriter in reasonable quantities upon request.

     8. Under this Agreement, you act as principal and are not employed by Underwriter as broker, agent or employee. You are not authorized to act for Underwriter nor to make any representation on its behalf; and in purchasing or selling Shares hereunder, you rely only upon the current Prospectus and Statement of Additional Information furnished to you by Underwriter from time to time and upon such written representations as may hereafter be made by Underwriter to you over its signature.

     9. You appoint the transfer agent for the Funds as your agent to execute the purchase transactions of Shares in accordance with the terms and provisions of any account, program, plan or service established or used by your customers and to confirm each purchase to your customers on your behalf, and you guarantee the legal capacity of your customers so purchasing such Shares and any co-owners of such Shares.

     10. You will (a) maintain all records required by law relating to transactions in the Shares, and upon the request of Underwriter, or the request of the Funds, promptly make such of these records available to Underwriter or to the Funds as are requested, and (b) promptly notify Underwriter if you experience any difficulty in maintaining the records required in the foregoing clause in an accurate and complete manner. In addition, you will establish appropriate procedures and reporting forms and schedule, approved by Underwriter and by the Funds, to enable the parties hereto and the Funds to identify all accounts opened and maintained by your customers.

     11. Underwriter has adopted compliance standards, attached hereto as Schedule B, as to when Class A and Class C Shares of the Dual Pricing Funds may appropriately be sold to particular investors. You agree that all persons associated with you will conform to such standards when selling Shares.

     12. Each party hereto represents that it is presently, and at all times during the term of this Agreement will be, a member in good standing of the NASD and agrees to abide by all its Rules of Fair Practice including, but not limited to, the following provisions:

          (a) You shall not withhold placing customers' orders for any Shares so as to profit yourself as a result of such withholding. You shall not purchase any Shares from Underwriter other than for investment, except for the purpose of covering purchase orders already received.

          (b) All conditional orders received by Underwriter must be at a specified definite price.

          (c) If any Shares purchased by you are repurchased by the Funds (or by Underwriter for the account of the Funds) or are tendered for redemption within seven business days after confirmation of the original sale of such Shares (1) you agree to forthwith refund to Underwriter the full concession allowed to you on the original sale, such refund to be paid by
     Underwriter to the Funds, and (2) Underwriter shall forthwith pay to the Funds that part of the discount retained by
     Underwriter on the original sale. Notice will be given to you of any such repurchase or redemption within ten days of the date on which the repurchase or redemption request is made.

          (d) Neither Underwriter, as exclusive underwriter for the Funds, nor you as principal, shall purchase any Shares from a record holder at a price lower than the net asset value then quoted by, or for, the Funds. Nothing in this sub-paragraph shall prevent you from selling Shares for the account of a record holder to Underwriter or the Funds at the net asset value currently quoted by, or for, the Funds and charging the investor a fair commission for handling the transaction.

          (e) You warrant on behalf of yourself and your registered representatives and employees that any purchase of Shares at net asset value by the same pursuant to the terms of the Prospectus of the applicable Fund is for investment purposes only and not for purposes of resale. Shares so purchased may be resold only to the Fund which issued them.

     13. You agree that you will indemnify Underwriter, the Funds, the Funds' transfer agent, the Funds' investment adviser, and the Funds' custodians and hold such persons harmless from any claims or assertions relating to the lawfulness of your company's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with your company which are performed in connection with the discharge of your responsibilities under this Agreement. If any such claims are asserted, the indemnified parties shall have the right to engage in their own defense, including the selection and engagement of legal counsel of their choosing, and all costs of such defense shall be borne by you.

     14. This Agreement will automatically terminate in the event of its assignment. Either party hereto may cancel this Agreement without penalty upon ten days' written notice. This Agreement may also be terminated as to any Fund at any time without penalty by the vote of a majority of the members of the Board of Trustees of the terminating Fund who are not "interested persons" (as such term is defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the applicable Fund's Distribution Expense Plan or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the outstanding voting securities of the terminating Fund on ten days' written notice.

     15. All communications to Underwriter should be sent to Midwest Group Financial Services, Inc., 312 Walnut Street, Cincinnati, Ohio 45202, or at such other address as Underwriter may designate in writing. Any notice to you shall be duly given if mailed or telegraphed to you at the address of your principal office, as indicated below in your acceptance of this Agreement.

     16. This Agreement supersedes any other agreement with you relating to the offer and sale of the Shares, and relating to any other matter discussed herein.

     17. This Agreement shall be binding (i) upon placing your first order with Underwriter for the purchase of Shares, or (ii) upon receipt by Underwriter in Cincinnati, Ohio of a counterpart of this Agreement duly accepted and signed by you, whichever shall occur first. This Agreement shall be construed in accordance with the laws of the State of Ohio.

     18. The undersigned, executing this Agreement on behalf of Dealer, hereby warrants and represents that he is duly authorized to so execute this Agreement on behalf of Dealer.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this Agreement.

                                   MIDWEST GROUP FINANCIAL
                                   SERVICES, INC.



                                   By: --------------------------

                                   ACCEPTED BY DEALER:



                                   ------------------------------
                                   Firm Name

                                   By:---------------------------

                                      Authorized Signature,
                                      Position

                                   ------------------------------
                                   Type or Print Name

                                   ADDRESS (Principal Office):

                                   ------------------------------

                                   ------------------------------

                                   Date:-------------------------

SCHEDULE A
-----------
Midwest Group of Funds Commission Schedule


U.S. Government Securities Fund
Tax-Free Intermediate Term Fund - Class A
Intermediate Term Government Income Fund - Class A
Adjustable Rate U.S. Government Securities Fund - Class A
                                   Total
     Dollar Amount of Purchase     Sales     Dealer
     (At Offering Price)           Charge*   Concession
Less than $100,000                 2.00%     1.80%
from $100,000 but under $250,000   1.50%     1.35%
from $250,000 but under $500,000   1.00%     .90%
from $500,000 but under $1,000,000 .75%      .65%
$1,000,000 and over**              None      None

25 basis points annual trailing commission effective
immediately, paid quarterly.
-------------------------------------------------------------------

Equity Fund - Class A
Utility Fund - Class A
Global Bond Fund - Class A
Treasury Total Return Fund
Ohio Insured Tax-Free Fund - Class A
                                   Total
     Dollar Amount of Purchase     Sales     Dealer
     (At Offering Price)           Charge*   Concession

Less than $100,000                 4.00%     3.60%
from $100,000 but under $250,000   3.50%     3.30%
from $250,000 but under $500,000   2.50%     2.30%
from $500,000 but under $1,000,000 2.00%     1.80%
$1,000,000 and over**              None      None

25 basis points annual trailing commission effective immediately, paid quarterly.

*    As a percentage of offering price.
** Broker/Dealers are entitled to a commission of 50-75 basis points at the time the investor purchases Class A shares at NAV in amounts totaling $1 million or more. However, the investor is subject to a contingent deferred sales load of 50-75 basis points if a redemption occurs within one year of purchase. See specific Fund prospectus for details.
-------------------------------------------------------------------

Equity Fund - Class C
Utility Fund - Class C
Global Bond Fund - Class C
Ohio Insured Tax-Free Fund - Class C
Tax-Free Intermediate Term Fund - Class C
Intermediate Term Government Income Fund - Class C
Adjustable Rate U.S. Government Securities Fund - Class C

The Funds will be offered to clients at net asset value.  A
commission of 1% of the purchase amount of Class C shares
will be paid to participating brokers at the time of
purchase.  Purchases of Class C shares are subject to a
contingent deferred sales load, according to the following
schedule:
     Year Since Purchase       Contingent Deferred
     Payment Was Made          Sales Load
     First Year                    1%
     Thereafter                    None

100 basis points annual trailing commission will be paid
quarterly beginning in the thirteenth month.
------------------------------------------------------------------

Brokers may invest for their own account at NAV
No trailing commissions will be paid to a dealer for any calendar quarter in which the average daily balance of all accounts in the Midwest Group of Funds (including no-load money market funds) is less than $1,000,000.

                          SCHEDULE B
                     Policies and Procedures
                      With Respect to Sales
                      Of Dual Pricing Fund
                     ------------------------

     As certain Funds within the Midwest Group (the "Dual Pricing Funds") offer two classes of Shares subject to different levels of front-end sales charges, it is important for an investor not only to choose the Fund that best suits his investment objectives, but also to choose the sales financing method which best suits his particular situation. To assist investors in these decisions, we are instituting the following policy:

     1. Any purchase order for $1 million or more must be for Class A Shares.

     2. Any purchase order for $100,000 but less than $1 million is subject to approval by a registered principal of the Underwriter, who must approve the purchase order for either Class A Shares or Class C Shares in light of the relevant facts and circumstances, including:

          (a)  the specific purchase order dollar amount;

          (b) the length of time the investor expects to hold the Shares; and

          (c) any other relevant circumstances, such as the availability of purchases under a Letter of Intent.

     3.   Any order to exchange Class A Shares of a Dual Pricing
          Fund (or Shares of another Fund having a maximum sales load equal to or greater than Class A Shares of the Dual Pricing Funds) for Shares of another Dual Pricing Fund will be for Class A Shares only. Class C Shares of a Dual Pricing Fund may be exchanged for either Class A or Class C Shares of another Dual Pricing Fund, provided that an exchange of Class C Shares for Class A Shares is subject to approval by a registered principal of Underwriter, who must approve the exchange in light of the relevant facts and circumstances.


     There are instances when one financing method may be more appropriate than the other. For example, investors who would qualify for a significant discount from the maximum sales charge on
Class A Shares may determine that payment of such a reduced front-end sales charge is superior to payment of the higher ongoing distribution fee applicable to Class C Shares. On the other hand, an investor whose order would not qualify for such a discount may wish to pay a lower sales charge and have more of his funds invested in Class C Shares. If such an investor anticipates that he will redeem his Shares within a short period of time, the investor may, depending on the amount of his purchase, choose to bear higher distribution expenses than if he had purchased Class A Shares.

     In addition, investors who intend to hold their Shares for a significantly long time may wish to purchase Class A Shares in order to avoid the higher ongoing distribution expenses of Class
C Shares.

     The appropriate supervisor must ensure that all employees receiving investor inquiries about the purchase of Shares of Dual Pricing Funds advise the investor of the available financing methods offered by mutual funds, and the impact of choosing one method over another. It may be appropriate for the supervisor to discuss the purchase with the investor.

     This policy is effective immediately with respect to any order for the purchase of Shares of all Dual Pricing Funds. Questions relating to this policy should be directed to Sharon Karp, Vice
President of the Underwriter, at 513/629-2000.




             MIDWEST GROUP FINANCIAL SERVICES, INC.
                 Addendum to Dealer's Agreement
             --------------------------------------

In addition to the concessions as indicated in Schedule A to the Dealer's Agreement, you will receive a trailing commission of
 .25% per annum (payable quarterly) of the average balance during each calendar quarter of all accounts in the Funds (excluding Class C Shares of the Dual Pricing Funds) for which you are the dealer of record.

Beginning one year from the date of the purchase of Class C
Shares of the Dual Pricing Funds, a trailing commission (payable quarterly) is also paid with respect to such accounts (equal to
 .75% per annum of the average balance during each calendar quarter of all accounts in the Ohio Insured Tax-Free Fund, the Intermediate Term Government Income Fund and the Tax-Free Intermediate Term Fund and 1.00% per annum of the average balance during each calendar quarter of all accounts in the Equity Fund, the Utility Fund and the Global Bond Fund).

However, no trailing commissions will be paid to a dealer for any calendar quarter in which the average daily balance of all
accounts                                               ---
in the Midwest Group of Funds (including no-load money market funds) is less than $1,000,000.